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                                                                     Exhibit 4.5
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              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
           DESIGNATION OF SERIES G CONVERTIBLE PREFERRED STOCK OF NEW
                               VISUAL CORPORATION


         New Visual Corporation, a Utah corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 16-10a-602 of the Utah Revised Business Corporation Act (the "Act"). The resolution was adopted by the Board of Directors by unanimous written consent as of August 6, 2003. Shareholder approval was not required. This amendment creates the Series G Convertible Preferred Stock of the Corporation, and designates the preferences, limitations and rights granted to the Series G Convertible Preferred Stock.

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the Articles of Incorporation, as amended and restated (the "Articles of Incorporation"), the Board of Directors hereby creates a series of Preferred Stock par value $0.01 per share (the "Preferred Stock"), of the Corporation and hereby states that the designation and number of shares, and the relative rights, preferences and limitations thereof shall be as follows:


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           CERTIFICATE OF DESIGNATION, NUMBER, POWERS, PREFERENCES AND
           OTHER RIGHTS AND QUALIFICATIONS, LIMITATIONS, RESTRICTIONS
              AND OTHER CHARACTERISTICS OF SERIES G PREFERRED STOCK
                                       OF
                             NEW VISUAL CORPORATION


It is hereby certified that:

1. The name of the corporation is New Visual Corporation [hereinafter called the "corporation"].

2. The articles of incorporation, as amended, of the corporation authorizes the issuance of 15,000,000 shares of Preferred Stock, $0.01 par value, and expressly vests in the Board of Directors of the corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, or the denial of voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics of each series to be issued.

3. The Board of Directors of the corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series G issue of Preferred Stock:

RESOLVED, that the Board of Directors hereby fixes and determines the designation of the number of shares and the rights, preferences, privileges and restrictions relating to the Series G Preferred Stock:

         (a) DESIGNATION. The series of Preferred Stock created hereby shall be designated the Series G Preferred Stock [the "Series G Preferred Stock"].

         (b) AUTHORIZED SHARES. The number of shares of Series G Preferred Stock shall be 10,294.118 shares.

         (c) LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Series G Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of junior capital stock, including Common Stock, an amount equal to $48.57 share, less an amount obtained by multiplying that amount by the current principal balance, divided by the original principal amount [the "Liquidation Preference"]. If upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation available for distribution to the holders of the Series G Preferred


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Stock shall be insufficient to permit in full the payment of the Liquidation
Preference, then all such assets of the corporation shall be distributed ratably among the holders of the Series G Preferred Stock. Neither the consolidation or merger of the corporation nor the sale, lease or transfer by the corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the corporation for purposes of this Section (c).

         (d) DIVIDENDS. The Series G Preferred Stock shall be not be entitled to receive any dividends.

         (e) CONVERSION RIGHTS. Each share of Series G Preferred Stock shall be convertible, at the option of the holder, into 1,000 fully paid and nonassessable shares of the Company's Common Stock, PROVIDED, HOWEVER, that such conversion would not violate any applicable federal, state, or local law, rule, regulation, or any judgment, writ, decree, or order binding upon the Company or the holder, or any provision of the company's or holder's amended Articles of Incorporation or Bylaws, nor conflict with or contravene the provisions of any agreement to which the Company and the holder are Parties or by which they are bound. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio". Said conversion ratio shall be subject to equitable adjustment at the reasonable discretion of the Board of Directors of the Corporation in the event of the occurrence of capital events which make such adjustment appropriate, such as a dividend payable in shares of common stock, combinations of the common stock, a merger or consolidation, or the like.

         (i) CONVERSION PROCEDURE. The holder shall effect conversions by surrendering the certificate(s) representing the Series G Preferred Stock to be converted to the corporation, together with a form of conversion notice satisfactory to the corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Series G Preferred Stock represented by the certificate tendered, the corporation shall promptly deliver to the holder a new certificate representing the Series G Preferred Stock not converted. Not later than five [5] trading days after the conversion date, the corporation will deliver to the holder, (i) a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; PROVIDED, HOWEVER, that the corporation shall not be obligated to issue such certificates until the Series G Preferred Stock is delivered to the corporation. If the corporation does not deliver such certificate(s) by the date required under this paragraph (e)(i), the holder shall be entitled by written notice to the corporation at any time on or before receipt of such certificate(s), to rescind such conversion.

         (ii) CONVERSION PENALTY. In the event the corporation breaches its obligation to timely deliver the Common Stock on conversion, then without limiting holder's other rights and remedies, the corporation shall pay to the holder an amount accruing at the rate of $5.00 per day for each such breach for


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each 10,294.118 shares of Common Stock subject to the conversion, with pro rata payments for amounts less than 10,294.118 shares.

         (iii) ADJUSTMENTS ON STOCK SPLITS, DIVIDENDS AND DISTRIBUTIONS. If the corporation, at any time while any Series G Preferred Stock is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or
(d) issue reclassification of shares of Common Stock any shares of capital stock of the corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph (e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (iv) ADJUSTMENTS ON RECLASSIFICATIONS, CONSOLIDATIONS AND MERGERS. In case of reclassification of the Common Stock, any consolidation or merger of the corporation with or into another person, the sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series G Preferred Stock then outstanding shall have the right thereafter to convert such Series G Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series G Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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         (v) FRACTIONAL SHARES; ISSUANCE EXPENSES. Upon a conversion of Series G
Preferred Stock, the corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Series G Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

         (f) VOTING RIGHTS. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series G Preferred Stock shall not be entitled to vote on any matters considered and voted upon by the corporation's Common Stock. In the event the holders of the Series G Preferred Stock are entitled to vote on a matter as required by law, the holders shall be entitled to 1,000 votes per share of Series G Preferred Stock.

         (g) RESERVATION OF SHARES OF COMMON STOCK. The corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series G Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series G Preferred Stock, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Series G Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Series G Preferred Stock, the corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

         (h) NO REISSUANCE OF SERIES G PREFERRED STOCK. No shares of the Series G Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the corporation shall be authorized to issue.

         (i) MANDATORY REDEMPTION. There shall be no mandatory redemption.


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and be it further

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the Series G Preferred Stock and fixing the number, voting powers, preferences and relative, participating, optional, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof, upon the effective date of such series, be deemed to be included in and be a part of the articles of incorporation of the corporation pursuant to the provisions of Section(s) 16-10a-602 and 16-10a-1002 of the Business Corporation Act of the State of Utah.



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         IN WITNESS WHEREOF, the undersigned has executed this Certificate on
August 6, 2003.




/s/  Brad Ketch
Brad Ketch
Chief Executive Officer


Attest:



/s/  C. Rich Wilson III
C. Rich Wilson III


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